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                                                                     EXHIBIT F-1



                                 January 8, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: Allegheny Energy, Inc. Application-Declaration on Form U-1, File No.70-________

Dear Sir or Madam:

     I deliver this opinion to you for filing as Exhibit F-1 to the Application-Declaration referenced above (the "Application"). Briefly stated, Allegheny Energy, Inc. ("Allegheny" or the "Applicant") is seeking to amend its Articles of Restatement of Charter to eliminate preemptive rights of stockholders and to solicit proxies at a Special Meeting of Stockholders in connection therewith.

     I am a member of the bar of the Commonwealth of Pennsylvania. I am not a member of the bar of any other state of the United States in which the Applicant is qualified to do business and do not hold myself out as an expert in the laws of such states, although I have consulted and will consult with counsel to the Applicant who are experts in such laws. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained directly or indirectly by the Applicants.

     In connection with this opinion, I or attorneys in whom I have confidence, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements contained in the Application.

     The opinions expressed below are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

     (a) The Commission shall have duly entered an appropriate order or orders with respect to the proposed transactions, as described in the Application, permitting the Application to become effective under the Act and the rules and regulations thereunder, and the proposed transactions are consummated in accordance with the Application and the Commission's orders.

     (b) The Applicant will at the time of the proposed transactions be validly incorporated in the jurisdiction in which it is domiciled.

     (c) The proposed amendment to the Charter shall have been approved by the favorable vote of the holders of a majority of the outstanding shares of Allegheny common stock entitled to vote thereon.

     (d) Such amendment shall have become effective in accordance with the laws of the State of Maryland.


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     (e)  No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed.

     Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, it is my opinion that, in the event that the proposed transactions are consummated in accordance with the Application:

     (a) all state laws applicable to the proposed transactions will have been complied with;

     (b) the Applicant is validly organized and duly existing under the laws of the State of Maryland; and

     (c) the consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Applicant or any of their respective subsidiaries and associate companies.

     I hereby consent to the filing of this opinion as an exhibit to the Application.


                                                Very truly yours,

                                                /s/ Thomas K. Henderson
                                                -------------------------
                                                Thomas K. Henderson
                                                Vice President





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